Registration No. 333-

As filed with the Securities and Exchange Commission on May 9, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Investors Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-4702118
(State or Other Jurisdiction of Organization)	I.R.S. Employer Identification No.

101 JFK Parkway

Short Hills, New Jersey 07078

(Address of Principal Executive Offices)

Investors Bancorp, Inc. 2006 Equity Incentive Plan

Investors Bank Employee 401(k) Plan

Roma Financial Corporation 2008 Equity Incentive Plan

Roma Bank 401(k) Savings Plan

(Full Title of the Plans)

Copies to:

Mr. Kevin Cummings President and Chief Executive Officer Investors Bancorp, Inc. 101 JFK Parkway Short Hills, New Jersey 07078 (973) 924-5100 (Name, Address and Telephone Number of Agent for Service)	Mr. John Gorman, Esq. Mr. Marc Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, Suite 780 Washington, D.C. 20015 (202) 274-2033

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	6,784,160(1)(2)	$5.99(7)	$40,637,119	$5,235
Common stock, par value $0.01 per share	327,675(1)(2)	$6.02(7)	1,972,604	$255
Common stock, par value $0.01 per share	12,750(1)(2)	$5.40(7)	68,850	$9
Common stock, par value $0.01 per share	622,646(1)(2)	$5.25(7)	$3,268,892	$422
Common stock, par value $0.01 per share	311,151(1)(2)	$5.37(7)	$1,670,881	$422
Common stock, par value $0.01 per share	569,874(1)(2)	$5.30(7)	$3,020,333	$390
Common stock, par value $0.01 per share	25,500(1)(2)	$3.92(7)	$99,960	$13
Common stock, par value $0.01 per share	12,750(1)(2)	$4.97(7)	$63,368	$9
Common stock, par value $0.01 per share	12,750(1)(2)	$5.78(7)	$73,695	$10
Common stock, par value $0.01 per share	8,925(1)(2)	$7.00(7)	$62,475	$9
Common stock, par value $0.01 per share	465,375(1)(2)	$8.10(7)	$3,769,538	$486
Common stock, par value $0.01 per share	17,850(1)(2)	$9.58(7)	$171,003	$23
Common stock, par value $0.01 per share	114,750(1)(2)	$10.20(7)	$1,170,450	$151
Common stock, par value $0.01 per share	70,604(1)(3)	$4.36(7)	$308,166	$40
Common stock, par value $0.01 per share	717,439(1)(3)	$6.20(7)	$4,445,309	$573
Common stock, par value $0.01 per share	86,233(1)(4)	$10.40(8)	$13,561,421	$9,604
Total Common stock, par value $0.01 per share	10,175,528		$74,486,040	$9,604
Stock Options	10,175,528(1)(5)	—	—	— (9)
Participation Interests	— (6)	—	—	— (9)

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Investors Bancorp, Inc. 2006 Equity Incentive Plan (the “Investors Equity Plan”) and the Roma Financial Corporation 2008 Equity Incentive Plan (the “Roma Equity Plan”) (together, the “Equity Plans”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Investors Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents the number of shares of common stock reserved for issuance for unexercised stock options granted under the Investors Equity Plan.
(3)	Represents the number of shares of common stock reserved for issuance for unexercised stock options granted under the Roma Equity Plan.
(4)	Represents the number of shares of common stock that are available to be granted as new awards pursuant to the Investors Equity Plan.
(5)	Represents the number of stock options that (i) have been awarded and unexercised under the Equity Plans; and (ii) are reserved for issuance under the Investors Equity Plan.
(6)	Pursuant to 17 C.F.R. Section 230.416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Investors Bank Employee 401(k) Plan (the “Investors 401(k) Plan”) and Roma Bank 401(k) Savings Plan (the “Roma 401(k) Plan”) (together, the “401(k) Plans”).
(7)	Determined pursuant to 17. C.F.R. Section 230.457(h)(1) under the Securities Act upon the basis of the price at which the options may be exercised.
(8)	Determined pursuant to 17 C.F.R. Sections 230.457(h)(1) and 230.457(c) under the Securities Act upon the basis of the average of the high and low prices reported on the Nasdaq Global Select Market on May 8, 2014.
(9)	Pursuant to 17 C.F.R. Section 230.457(h)(3) of the Securities Act no registration fee is required to be paid.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462 under the Securities Act.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Parts I and II of Form S-8 have been or will be sent or given to participants in the Equity Plans and the 401(k) Plans as specified by 17 C.F.R. Section 230.428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) prospectuses that meet the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3. Incorporation of Documents by Reference.

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a) The latest prospectus filed pursuant to the Registration Statement on Form S-1 originally filed with the Commission on December 20, 2013 (Commission File No. 333-192966) pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the prospectus filed pursuant to the Registration Statement on Form S-1 referred to in (a) above; and

c) The description of the Company’s common stock contained in the Registration Statement on Form S-1 originally filed with the Commission on December 20, 2013 (Commission File No. 333-192966), and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectuses to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectuses.

All information appearing in this Registration Statement and the prospectuses is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Articles NINTH and TENTH of the Certificate of Incorporation of Investors Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

NINTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

TENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation	Exhibit 5

10.1	Investors Bancorp, Inc. 2006 Equity Incentive Plan	**

10.2	Roma Financial Corp. 2008 Equity Incentive Plan	***

23	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5

23	Consent of Independent Registered Public Accounting Firm	Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

*	Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (Commission File No. 333-192966), originally filed by the Company under the Securities Act with the Commission on December 20, 2013 and all amendments or reports filed for the purpose of updating such description.
**	Incorporated by reference to Appendix B to the proxy statement for Investors Bancorp, Inc.’s 2006 Annual Meeting of Stockholders (Commission File No. 000-51557), filed by Investors Bancorp, Inc. (the predecessor to the Company) under the Exchange Act on September 15, 2006.
***	Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Investors Bancorp, Inc. (Commission File No. 333-192717) filed by Investors Bancorp, Inc. (the predecessor to the Company) with the Securities and Exchange Commission on December 9, 2013.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Short Hills, State of New Jersey, on this 7th day of May, 2014

INVESTORS BANCORP, INC.

By:	/s/ Kevin Cummings
Kevin Cummings
President, Chief Executive Officer and Director
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Investors Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Kevin Cummings, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Kevin Cummings may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock and stock options issued under the Equity Plans and participation interests offered or sold to the 401(k) Plans, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Kevin Cummings shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Kevin Cummings	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2014
Kevin Cummings

/s/ Domenick A. Cama	Senior Executive Vice President, Chief Operating Officer and Director	May 7, 2014
Domenick A. Cama

/s/ Thomas F. Splaine, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 7, 2014
Thomas F. Splaine, Jr.

/s/ Robert C. Albanese	Director	May 7, 2014
Robert C. Albanese

/s/ Dennis M. Bone	Director	May 7, 2014
Dennis M. Bone

/s/ Doreen R. Byrnes	Director	May 7, 2014
Doreen R. Byrnes

Signatures	Title	Date

/s/ Robert M. Cashill	Director, Chairman	May 7, 2014
Robert M. Cashill

/s/ William V. Cosgrove	Director	May 7, 2014
William V. Cosgrove

/s/ Brian D. Dittenhafer	Director	May 7, 2014
Brian D. Dittenhafer

/s/ Brendan J. Dugan	Director	May 7, 2014
Brendan J. Dugan

/s/ James Garibaldi	Director	May 7, 2014
James Garibaldi

/s/ Michele N. Siekerka	Director	May 7, 2014
Michele N. Siekerka

/s/ James H. Ward, III	Director	May 7, 2014
James H. Ward, III

EXHIBIT INDEX

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation	Exhibit 5

10.1	Investors Bancorp, Inc. 2006 Equity Incentive Plan	**

10.2	Roma Financial Corp. 2008 Equity Incentive Plan	***

23	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5

23	Consent of Independent Registered Public Accounting Firm	Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

*	Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (Commission File No. 333-192966), originally filed by the Company under the Securities Act with the Commission on December 20, 2013 and all amendments or reports filed for the purpose of updating such description.
**	Incorporated by reference to Appendix B to the proxy statement for Investors Bancorp, Inc.’s 2006 Annual Meeting of Stockholders (Commission File No. 000-51557), filed by Investors Bancorp, Inc. (the predecessor to the Company) under the Exchange Act on September 15, 2006.
***	Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Investors Bancorp, Inc. (Commission File No. 333-192717) filed by Investors Bancorp, Inc. (the predecessor to the Company) with the Securities and Exchange Commission on December 9, 2013.